Exhibit 99.1

Investor Relations:	Industry Analysts / Trade and Business Press:
Brian Norris	Liz Miller
Acme Packet	Connect2 Communications
+1 781-328-4790	+1 847-769-3075
bnorris@acmepacket.com	elizabeth@connect2comm.com

Acme Packet Reports Strong Results for Fourth Quarter of 2008

– Company Posts Revenues of $30.6 Million, an Increase of 8% Sequentially from Third Quarter of 2008 –

– Company Posts Non-GAAP(1) EPS of $0.09; Issues Business Outlook for 2009 –

BURLINGTON, MA. – February 5, 2009 — Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, today announced results for the fourth quarter and year ended December 31, 2008.  The Company also issued its business outlook for 2009.  Summary financial results for the fourth quarter of 2008 are as follows:

•                  Revenues of $30.6 million, an increase of 8% sequentially from third quarter of 2008;

•                  Non-GAAP(1) EPS of $0.09, compared to $0.05 in the third quarter of 2008;

•                  Cash flow from operations of $7.0 million, compared to $2.5 million in the third quarter of 2008.

Results for the Fourth Quarter of 2008

Total revenues for the fourth quarter of 2008 were $30.6 million, compared to $31.4 million in the fourth quarter of last year and $28.4 million in the third quarter of 2008.  Net income for the fourth quarter of 2008 was $3.7 million, or $0.06 per share on a diluted basis, compared to $5.2 million, or $0.08 per share on a diluted basis, in the same period last year, and $2.0 million, or $0.03 per share on a diluted basis, in the third quarter of 2008.  Net income on a non-GAAP(1) basis for the fourth quarter of 2008 was $5.6 million, or $0.09 per share on a diluted basis, compared to $6.5 million, or $0.10 per share on a diluted basis, in the same period last year, and $3.4 million, or $0.05 per share on a diluted basis, in the third quarter of 2008.  Non-GAAP net income(1) differs from GAAP net income as it excludes stock-based compensation expense, net of tax, of approximately $1.9 million, or $0.03 per share, in the fourth quarter of 2008; approximately $1.3 million, or $0.02 per share, in the fourth quarter of 2007; and approximately $1.3 million, or $0.02 per share, in the third quarter of 2008.  A reconciliation of GAAP to non-GAAP(1) results is included at the end of this press release.

Results for 2008

Total revenues for 2008 were $116.4 million, an increase of 3% compared to $113.1 million in 2007.  Net income was $11.6 million, or $0.18 per share on a diluted basis, compared to $19.6 million, or $0.30 per share on a diluted basis, in 2007.  Net income on a non-GAAP basis(1) was $17.1 million, or $0.27 per share on a diluted basis, compared to $23.9 million, or $0.36 per share on a diluted basis, in 2007.  Non-GAAP net income(1) differs from GAAP net income as it excludes stock-based compensation expense, net of tax, of approximately $5.5 million, or $0.09 per share, in 2008, and approximately $4.3 million, or $0.06 per share, in 2007.  A reconciliation of GAAP to non-GAAP(1) results is included at the end of this press release.

Company Introduces Business Outlook for 2009

The Company expects total revenues in 2009 to range between $120.0 million to $125.0 million.  The Company expects non-GAAP(1) net income in 2009 to range between $0.22 and $0.26 per share on a diluted basis and GAAP net income in 2009 to range between $0.12 and $0.16 per share on a diluted basis.  Non-GAAP(1) net income is expected to differ from GAAP net income in 2009 as it is expected to exclude estimated stock-based compensation expense of approximately $6.3 million, or $0.10 per share.  The Company currently expects other income, net (primarily interest income), to be approximately $1.0 million in 2009.  The Company’s business outlook for 2009 assumes weighted average shares outstanding of approximately 61 million and a non-GAAP(1) effective tax rate of 37%.

Company Announces Update on Common Stock Repurchase Program

The Company previously announced that its Board of Directors has authorized a $55.0 million common stock repurchase program.  During the fourth quarter of 2008, the Company repurchased approximately 1.9 million shares of its common stock for an aggregate purchase price of $8.2 million.  Since announcing the common stock repurchase program in February 2008 and through December 31, 2008, the Company repurchased approximately 6.8 million shares of its common stock for an aggregate purchase price of $37.5 million.  The Company did not repurchase any additional shares from the end of 2008 through and including February 5, 2009.  The common stock repurchase program will remain effective through February 28, 2009 unless terminated earlier by the Board of Directors.

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 5:00 p.m. eastern time today to discuss the financial results as well as management’s outlook for the business.  The conference call may be accessed in the United States by dialing (800) 230-1096 and using access code “APKT”.  The conference call may be accessed outside of the United States by dialing (612) 332-0226 and using access code “APKT”.  The conference call will be simultaneously webcast on the Company’s investor relations website, which can be accessed at www.ir.acmepacket.com.  A replay of the conference call will be available approximately two hours after the call by dialing (800) 475-6701 and using access code 979267 or by accessing the webcast replay on the Company’s investor relations website.

About Acme Packet, Inc.

Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, enables the delivery of trusted, first-class interactive communications—voice, video and multimedia sessions—and data services across IP network borders. Our Net-Net family of session border controllers, multiservice security gateways and session routing proxies supports multiple applications in service provider, large enterprise and contact center networks—from VoIP trunking to hosted enterprise and residential services to fixed-mobile convergence. They satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks; and support multiple protocols—SIP, H.323, MGCP/NCS and H.248—and multiple border points—interconnect, access and data center. Our products have been selected by more than 635 customers in 92 countries, including 29 of the top 30, and 89 of the top 100 service providers in the world. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com.

Acme Packet, Inc. Safe Harbor Statement

Statements contained herein that are not historical fact (including those in the section “Company Introduces Business Outlook for 2009”) may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to expected financial and operating results and to future business prospects and market conditions.  Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to: difficulties expanding its customer base; difficulties leveraging market opportunities; difficulties providing solutions that meet the needs of customers; poor product sales; long sales cycles; difficulty developing new products; difficulty in relationships with vendors and partners; higher risk in international operations; difficulty managing rapid growth; difficulty managing its financial performance; its ability to hire and retain employees and appropriately staff its operations; the spending of the proceeds of its capital raising activities; its cash needs; and the impact of new accounting pronouncements and increased competition. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(1) The Company uses the financial measures “non-GAAP net income” and “non-GAAP net income per share” to supplement its consolidated financial statements, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  The presentation of non-GAAP net income and non-GAAP net income per share is not meant to be a substitute for “net income” or “net income per share”, presented in accordance with GAAP, but rather should be evaluated in conjunction with net income and net income per share.  The Company’s management believes that the presentation of non-GAAP net income and non-GAAP net income per share provides useful information to investors because this financial measure excludes stock-based compensation expense which is a non-cash charge.  Management does not consider this item to be part of the Company’s on-going operating activities or meaningful in evaluating the Company’s past financial performance or future prospects.  Management believes that excluding stock-based compensation expense is useful to investors because it is more representative of ongoing costs and therefore more comparable to historical operations. Non-GAAP net income and non-GAAP net income per share are primary financial indicators that the Company’s management uses to evaluate the Company’s financial results and forecast anticipated financial results for future periods. Management also uses these non-GAAP figures to make financial and operational decisions as these numbers exclude non-operational activities. These non-GAAP measures should not be considered measures of the Company’s liquidity.  The Company’s definition of “non-GAAP net income” and/or “non-GAAP net income per share” may differ from similar measures used by other companies and may differ from period to period. Subject to the review and approval of the audit committee of the Board of Directors, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “non-GAAP net income” and/or “non-GAAP net income per share” by excluding these expenses and gains.

Acme Packet, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(unaudited)		(unaudited)
Revenue:
Product	$22,491	$26,163	$91,277	$94,906
Maintenance, support and service	8,090	5,211	25,081	18,146
Total revenue	30,581	31,374	116,358	113,052

Cost of revenue (2):
Product	5,458	4,717	19,234	18,281
Maintenance, support and service	1,190	1,035	4,710	4,062
Total cost of revenue	6,648	5,752	23,944	22,343

Gross profit	23,933	25,622	92,414	90,709

Operating expenses (2):
Sales and marketing	11,182	10,193	44,044	35,387
Research and development	5,388	5,593	22,235	20,058
General and administrative	3,428	2,771	11,927	10,732
Total operating expenses	19,998	18,557	78,206	66,177

Income from operations	3,935	7,065	14,208	24,532

Other income, net	199	1,585	2,979	6,369
Income before provision for income taxes	4,134	8,650	17,187	30,901

Provision for income taxes	450	3,493	5,615	11,340

Net income	$3,684	$5,157	$11,572	$19,561

Net income per share:
Basic	$0.07	$0.09	$0.20	$0.33
Diluted	$0.06	$0.08	$0.18	$0.30

Weighted average number of common shares used in net income per share calculation:
Basic	55,171,538	60,196,834	58,463,410	59,385,082
Diluted	58,722,530	65,992,936	62,920,268	66,016,411

(2) Amounts include stock-based compensation expense, as follows:
Cost of product revenue	$111	$91	$440	$267
Cost of maintenance, support and service revenue	107	34	408	294
Sales and marketing	954	788	3,686	2,377
Research and development	674	731	2,083	2,118
General and administrative	221	221	781	994

Acme Packet, Inc.

 (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(unaudited)		(unaudited)

Reconciliation of non-GAAP net income (1)
Net income	$3,684	$5,157	$11,572	$19,561
Adjustments:
Stock-based compensation expense, net of taxes	1,879	1,320	5,482	4,303
Non-GAAP net income (1)	$5,563	$6,477	$17,054	$23,864

Non-GAAP net income per share (1)
Basic	$0.10	$0.11	$0.29	$0.40
Diluted	$0.09	$0.10	$0.27	$0.36

Other operational data
Depreciation and amortization	$1,786	$1,352	$5,900	$4,976
Capital expenditures	$827	$1,333	$4,042	$5,462

Acme Packet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$125,723	$136,420
Accounts receivable, net	26,163	27,597
Inventory	7,008	5,784
Deferred tax asset	1,262	1,346
Other current assets	1,362	2,095
Total current assets	161,518	173,242
Property and equipment, net	5,485	7,343
Other assets	467	347
Deferred tax asset	6,540	3,242
Total assets	$174,010	$184,174

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,364	$4,659
Accrued expenses and other liabilities	6,865	8,510
Deferred revenue	15,283	6,594
Total current liabilities	25,512	19,763

Deferred rent	96	265
Deferred revenue	1,591	979

Stockholders’ equity:
Common stock	61	60
Treasury stock, at cost	(37,522)	—
Additional paid-in capital	152,567	142,974
Retained earnings	31,705	20,133
Total stockholders’ equity	146,811	163,167
Total liabilities and stockholders’ equity	$174,010	$184,174

Condensed Consolidated Statements of Cash Flow

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(unaudited)		(unaudited)

Cash provided by operating activities	$7,045	$8,158	$28,670	$16,403
Cash used in investing activities	(827)	(1,333)	(4,042)	(5,316)
Cash (used in) provided by financing activities	(7,532)	1,820	(35,325)	6,619